As filed with the Securities and Exchange Commission on May 16 , 2018.

Registration No. 333-224801

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1
to
Form S-1

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

Provention Bio, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	2834	81-5245912
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

P.O. Box 666

Oldwick, New Jersey 08858

(908) 336-0360

(Address, including zip code, and telephone number,

including area code, of principal executive offices)

Ashleigh Palmer

Chief Executive Officer

Provention Bio, Inc.

P.O. Box 666

Oldwick, New Jersey 08858

(908) 336-0360

(Address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Michael J. Lerner, Esq. Steven M. Skolnick, Esq. Lowenstein Sandler LLP 1251 Avenue of the Americas New York, New York 10020 Telephone: (973) 597-6394	Andrew Hudders, Esq. Golenbock Eiseman Assor Bell & Peskoe LLP 711 Third Avenue – 17th Floor New York, NY 10017 Telephone: (212) 907-7349

Approximate date of proposed sale to public: As soon as practicable on or after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]

Non-accelerated filer [ ] (Do not check if a smaller reporting company)

Smaller reporting company [X]

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [X]

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE

Provention Bio, Inc. is filing this pre-effective Amendment No.1 (the “Amendment”) to the Registration Statement on Form S-1 (333-224801), as an exhibit-only filing to file exhibits 4.4, 10.17, 10.18, 10.19, and 24.1. Accordingly, this Amendment consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature page to the Registration Statement, the exhibit index and the exhibits being filed with this Amendment. The prospectus is unchanged and has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the various expenses to be incurred in connection with the sale and distribution of our common stock being registered hereby, all of which will be borne by us (except any underwriting discounts and commissions and expenses incurred for brokerage, accounting, tax or legal services or any other expenses incurred in disposing of the shares). All amounts shown are estimates except the SEC registration fee.

SEC Filing Fee		$7,004
FINRA Fee		$8,937.50
Underwriter Legal Fees and Expenses.	$	*
Qualified Independent Underwriter Fees and Expenses	$	*
Nasdaq Fee	$	*
Printing Expenses	$	*
Accounting Fees and Expenses	$	*
Consulting Fees and Expenses	$	*
Legal Fees and Expenses	$	*
Transfer Agent and Registrar Expenses	$	*
Miscellaneous	$	*

Total	$	*

* To be filed by amendment

ITEM 14. INDEMNIFCATION OF DIRECTORS AND OFFICERS

As permitted by Section 102 of the Delaware General Corporation Law, we have adopted provisions in our amended and restated certificate of incorporation and bylaws that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

●	any breach of the director’s duty of loyalty to us or our stockholders;
●	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
●	any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or
●	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Our amended and restated certificate of incorporation also authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law.

As permitted by Section 145 of the Delaware General Corporation Law, our bylaws provide that:

●	we may indemnify our directors, officers, and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;
●	we may advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and
●	the rights provided in our bylaws are not exclusive.

Our amended and restated certificate of incorporation, to be attached as Exhibit 3.2 hereto, and our amended and restated bylaws, to be attached as Exhibit 3.4 hereto, provide for the indemnification provisions described above and elsewhere herein. We have entered into and intend to continue to enter into separate indemnification agreements with our directors and officers which may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements generally require us, among other things, to indemnify our officers and directors against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements also generally require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. In addition, we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act.

The form of Underwriting Agreement, to be attached as Exhibit 1.1 hereto, under some circumstances provides for indemnification by the underwriter of us and our officers who sign this Registration Statement and directors for specified liabilities, including matters arising under the Securities Act.

Item 15. Recent Sales of Unregistered Securities.

The following list sets forth information as to all securities we have sold since October 4, 2016, which were not registered under the Securities Act.

1.	On April 25, 2017, we issued an aggregate of 11,381,999 shares of our Series A Preferred Stock at a price per share of $2.50 for aggregate proceeds to us of $28,455,000.

2.	On April 25, 2017, we issued a Series A Preferred Stock warrant convertible into an aggregate of 558,740 shares of common stock, upon consummation of this offering, with an exercise price of $2.50 per share.

3.	We granted stock options to employees and consultants under our 2017 Equity Incentive Plan, covering an aggregate of 2,656,435 shares of common stock, that have an exercise price of $2.50 per share.

4.	We sold an aggregate of 10,000,000 shares of common stock to our founders, a partner and the underwriter for cash consideration in the aggregate amount of $1,000.00.

5.	On May 7, 2018, we issued common stock warrants convertible into an aggregate of 2,432,688 shares of common stock, that have an exercise price of $2.50 per share.

We claimed exemption from registration under the Securities Act for the sale and issuance of securities in the transactions described in paragraph (1) by virtue of Section 4(a)(2) and/or Regulation D promulgated thereunder as transactions not involving any public offering. All of the purchasers of unregistered securities for which we relied on Section 4(a)(2) and/or Regulation D represented that they were accredited investors as defined under the Securities Act. We claimed such exemption on the basis that (a) the purchasers in each case represented that they intended to acquire the securities for investment only and not with a view to the distribution thereof and that they either received adequate information about the registrant or had access, through employment or other relationships, to such information and (b) appropriate legends were affixed to the stock certificates issued in such transactions.

We claimed exemption from registration under the Securities Act for the sales and issuances of securities in the transactions described in paragraphs (2) and (3) above under Section 4(a)(2) of the Securities Act in that such sales and issuances did not involve a public offering or under Rule 701 promulgated under the Securities Act, in that they were offered and sold either pursuant to written compensatory plans or pursuant to a written contract relating to compensation, as provided by Rule 701.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit No.	Description of Document

1.1	Form of Underwriting Agreement***
3.1	Amended and Restated Articles of Incorporation of Provention, as currently in effect*
3.2	Bylaws of the Registrant, as currently in effect*
3.3	Form of Amended and Restated Certificate of Incorporation of Provention, to be in effect upon completion of the offering***
3.4	Form of Amended and Restated Bylaws of Provention, to be in effect upon completion of the offering***
4.1	Specimen Certificate representing shares of common stock of Provention ***
4.2	Form of Underwriter’s Warrant***
4.3	Form of Warrant dated April 25, 2017, issued to MDB Capital Group, LLC*
4.4	Form of Warrant dated May 7, 2018, issued to MacroGenics, Inc.**
5.1	Opinion of Lowenstein Sandler LLP regarding the validity of the common stock being registered***
10.1	Engagement Agreement dated September 19, 2016, between Provention and MDB Capital Group, LLC*
10.2	Form of Indemnification Agreement entered into by Provention with its Officers and Directors*
10.3	2017 Provention Bio, Inc. Stock Incentive Plan*
10.4	Form of Stock Option Award under 2017 Provention Bio, Inc. Stock Incentive Plan†*
10.5	Form of Lock-Up Agreement with MDB Capital Group, LLC*
10.6	License Agreement by and between Provention and Vactech Ltd., dated April 25, 2017*‡
10.7	License, Development and Commercialization Agreement by and between Provention and Janssen Pharmaceutica NV (CSF-1R), dated April 25, 2017*‡
10.8	License, Development and Commercialization Agreement by and between Provention and Janssen Sciences Ireland UC (TLR3), dated April 25, 2017*‡
10.9	Form of Securities Purchase Agreement between Provention and investors for an offering completed on April 25, 2017*
10.10	Form of Registration Rights Agreement between Provention and investors for an offering completed on April 25, 2017*
10.11	Form of Voting Agreement between Provention and investors for an offering completed on April 25, 2017*
10.12	Form of Right of First Refusal and Co-Sale Agreement between Provention and investors for an offering completed on April 25, 2017*
10.13	Employment Agreement, dated April 25, 2017, between Provention and Ashleigh Palmer†*
10.14	Employment Agreement, dated April 25, 2017, between Provention and Francisco Leon†*
10.15	Employment Agreement, dated June 20, 2017, between Provention and Eleanor Ramos†*
10.16	Employment Agreement, dated September 21, 2017, between Provention and Andrew Drechsler†*
10.17	Development Services Agreement by and between Provention and Intravacc dated March 6, 2018 ‡**
10.18	License Agreement by and between Provention and MacroGenics, Inc. dated May 7, 2018 ‡**
10.19	Asset Purchase Agreement by and between Provention and MacroGenics, Inc. dated May 7, 2018 ‡**
10.20	Form of Escrow Deposit Agreement for the offering***
10.21	Form of Subscription Agreement for the offering***
23.1	Consent of EisnerAmper LLP, Independent Registered Public Accounting Firm for the financial statements of Provention Bio, Inc.*
23.2	Consent of Lowenstein Sandler LLP (included in Exhibit 5.1)***
24.1	Power of Attorney (included on the signature page)**

*	Previously filed.

**	Filed herewith.

***	To be filed by amendment.

†	Indicates management contract or compensatory plan.

‡	Confidential treatment has been requested with respect to certain portions of this exhibit.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oldwick, New Jersey on this 16th day of May, 2018.

PROVENTION BIO, INC.

By:	/s/ Ashleigh Palmer
Name:	Ashleigh Palmer,
Title:	President, Chief Executive Officer and Director

Each person whose signature appears below constitutes and appoints Ashleigh Palmer and Andrew Drechsler his true and lawful attorney-in-fact and agent, each with full power of substitution and re-substitution, severally, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-1, any subsequent registration statements pursuant to Rule 462 of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ashleigh Palmer	President, Chief Executive Officer and Director	May 16 , 2018
Ashleigh Palmer	(Principal Executive Officer)

/s/ Andrew Drechsler	Chief Financial Officer	May 16 , 2018
Andrew Drechsler	(Principal Financial and Accounting Officer)

/s/ Francisco Leon	Chief Scientific Officer and Director	May 16 , 2018
Francisco Leon

/s/ Anthony DiGiandomenico	Director	May 16 , 2018
Anthony DiGiandomenico

/s/ Cameron Gray	Director	May 16 , 2018
Cameron Gray

/s/ Wayne Pisano	Director	May 16 , 2018
Wayne Pisano